Exhibit 10.10.10

Senior Grant Team	ISO Agreement – Senior Management

PAETEC CORP.

2001 STOCK OPTION AND INCENTIVE PLAN

INCENTIVE STOCK OPTION AGREEMENT

PaeTec Corp., a Delaware corporation, hereby grants an option to purchase shares of its Class A Common Stock, $.01 par value (the “Stock”), to the optionee named below. The terms and conditions of this option are set forth in this cover sheet, in the Agreement attached to this cover sheet, and in the PaeTec Corp. 2001 Stock Option and Incentive Plan, as it may be amended from time to time (the “Plan”).

Grant Date:

Name of Optionee:

Number of Shares Covered by Option:

Option Price per Share:

Vesting Start Date:

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Optionee:

PaeTec Corp:

Arunas A. Chesonis, Chairman, President and CEO

Attachment

This is not a stock certificate or a negotiable instrument.

PAETEC CORP.

2001 STOCK OPTION AND INCENTIVE PLAN

INCENTIVE STOCK OPTION AGREEMENT

Capitalized Terms

Except as otherwise defined in this Agreement, all capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

For purposes of this Agreement, the term “Company” shall mean PaeTec Corp. and/or its subsidiaries and Affiliates, including, but not limited to, PaeTec Communications, Inc., as well as any successors or assigns of PaeTec Corp. and/or its subsidiaries and Affiliates.

For purposes of this Agreement, termination for “Cause” shall mean termination of your employment with the Company due to: (1) material failure or refusal to perform the duties assigned to you, provided that the Company’s Chief Executive Officer (or the Company’s Board of Directors if you are the Company’s Chief Executive Officer) gives you a written notice of your refusal to perform such duties or comply with such direction and 20 days to remedy such refusal, if remediable, and further provided that such duties or directions are not inconsistent with those of other individuals reporting directly to the Company’s Chief Executive Officer or the Company’s Board of Directors, (2) your refusal to follow the reasonable directives of the Board of Directors or Chief Executive Officer of the Company, provided that the Company’s Chief Executive Officer (or the Company’s Board of Directors if you are the Company’s Chief Executive Officer) gives you a written notice of your refusal to perform such direction and 20 days to remedy such refusal, if remediable, and further provided that such directions are not inconsistent with those of other individuals reporting directly to the Company’s Chief Executive Officer or the Company’s Board of Directors, (3) conviction of a felony, or (4) misappropriation of any funds or property of the Company.

For purposes of this Agreement, termination for “Good Reason” shall mean termination of your employment with the Company due to: (a) your assignment without your consent to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than your position, responsibilities, or duties as of the date of this Agreement; (b) any action by the Company to reduce your base salary by any amount at any time; (c) the relocation of the Company’s principal executive offices outside the metropolitan Rochester, N.Y. area; (d) the requirement by the Company that you be based anywhere other than your current metropolitan location without your consent; or (e) you electing, for any reason or for no reason at all, to voluntarily resign from the Company at any time during the first thirty (30) days after the date of closing of any Change of Control Transaction (as that term is defined in the section of this Agreement entitled “Vesting”).

Incentive Stock Option

This option is intended to be an incentive stock option under Section 422 of the Internal Revenue Code and will be interpreted accordingly. If you cease to be an employee of the Company

(“Employee”) but continue to provide Service, this option will be deemed a nonstatutory stock option three (3) months after you cease to be an Employee. In addition, to the extent that all or part of this option exceeds the $100,000 rule of Section 422(d) of the Internal Revenue Code, this option or the lesser excess part will be deemed to be a nonstatutory stock option.

Definition of Service

For purpose of this Agreement, “Service” means service as an employee, officer, director or other Service Provider of the Company. A change in your position or duties shall not result in interrupted or terminated Service, so long as you continue to be an employee, officer, director or other Service Provider of the Company. Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the Plan shall be determined by the Board, which determination shall be final, binding and conclusive.

Vesting

This option is only exercisable before it expires and then only with respect to the vested portion of this option. Subject to the preceding sentence, you may exercise this option, in whole or in part, to purchase a whole number of vested shares not less than 100 shares, unless the number of shares purchased is the total number available for purchase under this option, by following the procedures set forth in the Plan and below in this Agreement.

Your right to purchase shares of Stock under this option vests as to one-fourth (1/4) of the total number of shares covered by this option, as shown on the cover sheet, on the one-year anniversary of the Vesting Start Date (“Anniversary Date”), provided you then continue in Service. Thereafter, for each such vesting date that you remain in Service, the number of shares of Stock which you may purchase under this option shall vest at the rate of one-fourth (1/4) per year as of each Anniversary Date. The resulting aggregate number of vested shares will be rounded to the nearest whole number, and you cannot vest in more than the number of shares covered by this option.

Notwithstanding the exercise periods described above, if (a) a transaction is made and consummated involving the sale of all or substantially all of the Company’s assets, or the sale of a majority of its outstanding shares, whether by way of merger, consolidation, business combination or otherwise; (b) a tender offer or exchange offer is made and consummated in a transaction for the ownership of securities of the Company representing more than 50 percent of the combined voting power of the Company’s then outstanding voting securities; (c) you terminate your employment with the Company for Good Reason; (d) the Company terminates your employment without Cause; or (e) your Service terminates because of your death or Disability (as defined below), then your vesting rights under this Agreement shall be immediately accelerated and you (or your estate or heirs in the event of your death) shall be immediately entitled to exercise all option rights granted under this Agreement to the extent not then exercisable and not yet canceled or terminated; provided that such option rights must be exercised, if at all, within ten years from the Effective Date. [Any transaction of the type described in either of clause “(a)” or clause “(b)” above shall hereinafter be referred to as a “Change of Control Transaction”].

Except as set forth in this section and in the section of this Agreement entitled “Non-Competition,” no additional vesting of your right to purchase shares of Stock shall occur after your Service has terminated for any reason.

Term

Your option will expire in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Grant Date, as shown on the cover sheet. You may exercise the vested portion of your option at any time prior to that expiration date. In the event of your death, your estate or heirs may exercise the vested portion of your option at any time prior to that expiration date.

Disability

For purposes of this Agreement, “Disability” means your “permanent and total disability” within the meaning of Section 22(e)(3) of the Code.

Leaves of Absence

For purposes of this option, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing. Your Service does terminate when the approved leave ends unless you promptly return to active employee work. The Company determines, in its sole discretion, which leaves of absence count for this purpose.

Notice of Exercise

When you wish to exercise this option, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. Your notice must specify how many shares you wish to purchase (in a parcel of at least 100 shares generally). Your notice must also specify how your shares of Stock should be registered (in your name only or in your and your spouse’s names as joint tenants with right of survivorship). The notice will be effective when it is received by the Company. If someone else wants to exercise this option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Form of Payment

When you submit your notice of exercise, you must include payment of the option price for the shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

•	Cash, your personal check, a cashier’s check, a money order or another cash equivalent acceptable to the Company.

•	To the extent permitted by law and at the discretion of the Board, shares of Stock which have already been owned by you for more than six months and which are surrendered to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option price.

•	To the extent a public market for the Stock exists as determined by the Company, by delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate option price and any withholding taxes.

Withholding Taxes

You will not be allowed to exercise this option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the option exercise or sale of Stock acquired under this option. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company.

Transfer of Option

During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise this option. You may not transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or it may be transferred upon your death by the laws of descent and distribution.

This option shall not be subject to execution, attachment, garnishment, or similar process. Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in your option in any other way.

Transfer of Option Shares

Until such time as the Company becomes a reporting company under the Securities Exchange Act of 1934, you may not sell, assign, pledge, hypothecate, transfer by gift or otherwise dispose of shares received on exercise of your option except in transfers back to the Company, transfers by will or the laws of descent and distribution, or transfers by gift or domestic relations order to “family members” as defined in Rule 701 under the Securities Act of 1933.

Confidentiality

You acknowledge that you will be provided access to Company Confidential Information and will occupy a position of trust and confidence with respect to the Company’s affairs and business. “Company Confidential Information” includes, but is not limited to, all information and materials related to existing computer software and hardware, computer software and hardware in any stage of research and development, research, business procedures and strategies, marketing plans and strategies, customer lists, financial data, technical and laboratory data and/or specifications related to the Company’s products and services, and any other information that is not generally known to the public or within the industry in which the Company competes.

You agree to take all reasonable steps to preserve the confidential and proprietary nature of Company Confidential Information and to prevent the inadvertent or accidental disclosure of Company Confidential Information. You agree that during your employment with the Company and thereafter, you will not use, disclose, transfer, or remove from the Company’s premises any Company Confidential Information other than as authorized by the Company. You agree to return to the Company all Company Confidential Information and copies thereof at any time upon the request of the Company. Your obligations under this section entitled “Confidentiality” shall continue after termination of your Service to the Company.

You further agree not to disclose to the Company or use in the Company’s business any idea, invention, work of authorship or other information or material relating to the business of any third person and intended by that person not to be disclosed to the Company.

Non-Competition

A.	For a period of one year after termination or resignation of your employment with the Company (regardless of the reason for termination), you shall not, directly or indirectly, anywhere in the U.S.:

1.	solicit or serve clients, customers, or employees of the Company, whether for your own account or as an employee, shareholder, partner, officer, member, manager, director, consultant, or other representative of any third party engaged in the competitive local exchange telecommunications services business in which the Company is then conducting operations (“Competing Business”);

2.	direct any business from, or enter into competition with, the Company in any line of business in which the Company is then conducting operations, on behalf of a Competing Business; or

3.	serve as an employee, partner, ten percent (10%) or greater shareholder, officer, member, manager, director, consultant or other representative of a Competing Business.

B.	As consideration for the non-competition covenant set forth in subparagraph A. above, the Company agrees that, unless your employment is terminated due to your death, Disability, or termination for Cause, the Company shall (i) pay you during the one-year period in which the covenant is in effect an amount equal to the highest annualized base salary paid to you at any time during the one-year period immediately preceding the termination of your employment, provided, however, that if you terminate your employment at any time for Good Reason, or if your employment is terminated by the Company at any time within one (1) year of the closing of any Change of Control Transaction, then the Company shall pay you during the one-year period in which the covenant is in effect an amount equal to two (2) times the highest annualized base salary paid to you at any time during the one-year period immediately preceding the termination of your employment; (ii) continue, during the one-year period in which the covenant is in effect, your eligibility and participation in any and all benefit programs available generally to the Company’s employees, including but not limited to continuing to cover you and your family under the Company’s applicable group health plan as if you were an active employee; and (iii) pay you, no later than ten (10) days following the date of the termination of your employment, a sum equal to the maximum amount that you would have been eligible to receive under that year’s Company bonus plan as if the bonus year had been completed and all applicable bonus targets had been exceeded at the highest levels, and as if you had been an employee of the Company during the entire applicable bonus year (i.e., the payment shall not be pro-rated in any manner). Any requirements of the bonus plan that you be employed by the Company during all of the calendar year covered by the bonus plan and/or be on the payroll as of the date the bonus payments are actually paid out are expressly waived for you in this circumstance. Payment of your base salary shall be made in accordance with the Company’s customary payroll practices. In those situations where you are entitled to receive two times your annualized base salary, the Company shall simply double each regular payroll payment that is due to you. Continued payment of your base salary, your continuation in the Company’s benefits programs, and the payment to you under the Company’s bonus program, all under this subparagraph B., shall not occur if termination of your employment is due to your death, Disability, or termination for “Cause”.

C.	As additional consideration for the non-competition covenant set forth in subparagraph A. above, the Company agrees that if you voluntarily terminate your employment, even if that termination is not for Good Reason, the one-year period during which the non-competition covenant is in effect shall be counted as a year of Service for purposes of calculating the portion of this option that shall have vested.

D.	Should you violate the terms of the non-competition covenant set forth in subparagraph A., the Company, in addition to any other remedies available under law, may discontinue any payments being made to you pursuant to subparagraph B. hereof, and may discontinue any continuing vesting of stock options that would otherwise occur pursuant to subparagraph C. hereof.

The foregoing covenants and agreements in this section entitled “Non-Competition” and the section entitled “Confidentiality” reflect the entire understanding and agreement between you and the Company on these subjects, and by your execution of this Agreement you agree that such covenants and agreements shall be deemed to supersede any prior discussions, negotiations, or agreements, whether written or oral, between you and the Company with respect to these subjects.

Retention Rights

Neither your option nor this Agreement give you the right to be retained by the Company in any capacity. The Company reserves the right to terminate your Service at any time and for any reason.

Shareholder Rights

You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for your option’s shares has been issued. No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except as described in the Plan.

Adjustments

In the event of a stock split, a stock dividend or a similar change in the Stock, the number of shares covered by this option and the option price per share may be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. Your option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of New York with regard to matters relating to the Agreement’s non-competition provisions and under the laws of the State of Delaware with regard to all other matters, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of a jurisdiction other than New York for matters regarding the Agreement’s non-competition provision and Delaware with regard to all other matters.

Forum Selection

At all times each party hereto (a) irrevocably submits to the exclusive jurisdiction of any New York court or Federal court sitting in New York; (b) agrees that any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined in such New York or Federal court; (c) to the extent permitted by law irrevocably waives (i) any objection such party may have to the laying of venue of any such action or proceeding in any of such courts, or (ii) any claim that such party may have that any such action or proceeding has been brought in an inconvenient forum; and (d) to the extent permitted by law irrevocably agrees that a final nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this section entitled “Forum Selection” shall affect the right of any party hereto to serve legal process in any manner permitted by law.

Certain Dispositions

If you sell or otherwise dispose of Stock acquired pursuant to the exercise of this option sooner than the one year anniversary of the date you acquired the Stock, then you agree to notify the Company in writing of the date of sale or disposition, the number of share of Stock sold or disposed of and the sale price per share within 30 days of such sale or disposition.

Legend/

Opinion of Counsel

All certificates representing the Stock issued upon exercise of this option shall, where applicable, have endorsed thereon the following legend:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION OR QUALIFICATION THEREOF UNDER SUCH ACT AND SUCH APPLICABLE STATE OR OTHER JURISDICTION’S SECURITIES LAWS OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION AND QUALIFICATION IS NOT REQUIRED.”

As a condition to the transfer of any Stock issued upon the exercise of this option, the Company may require that you provide the Company with the opinion of counsel referred to in the foregoing legend, which opinion must be satisfactory to the Company and its counsel.

Investment Representation

If the sale of Stock under the Plan is not registered under the Securities Act, but an exemption is available which requires an investment or other representation, you shall represent and agree at the time of exercise that the Stock being acquired upon exercise of this option is being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations as are deemed necessary or appropriate by the Company and its counsel.

The Plan

The text of the Plan is incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.